Exhibit 99.1

PRESS RELEASE

Available for Immediate Publication: January 25, 2005

Contacts: Thomas T. Hawker, President / Chief Executive Officer (209) 725-2276
          R. Dale McKinney, EVP / Chief Financial Office (209) 725-7435
             Web Site www.ccow.com

Capital Corp of the West Announces Full Year and Fourth Quarter 2004 Earnings

      Merced, California, January 25, 2005-Capital Corp of the West NASDAQ:NMS:CCOW) today announced $12,323,000 and $816,000 in net income for the full year and the fourth quarter ended December 31, 2004. These amounts reflect two charges to earnings announced on December 27, 2004 that totaled $3,380,000, pretax. The first charge was a $2,151,000, net of tax, reduction related to other-than-temporarily-impaired securities (OTTI). The second charge was a $1,229,000 reduction related to a Real Estate Investment Trust (REIT) consent dividend deduction available to California banks for the tax years 2001 and 2002. Additionally, as announced in a separate press release today, the Board of Capital Corp of the West, declared a $.05 per share quarterly cash dividend for shareholders of record February 4, 2004, payable February 25, 2005.

      "Neither of these two charges should have a negative impact on the future earnings of Capital Corp of the West", stated Chief Financial Officer, R. Dale McKinney. "Prior to these two charges, earnings for the full year 2004 were $15,703,000 or a 15.1% increase over the $13,640,000 earnings reported for the full year 2003. The 15.1% increase is slightly over the 13% to 15% full year 2004 guidance provided in our third quarter October 27, 2004 earnings announcement and represents a 16.2% return on equity (ROE), excluding these two charges, for our shareholders. For the fourth quarter 2004, earnings were $4,196,000 or a 16.9% increase over the comparable fourth quarter 2003 earnings. Our underlying earnings potential continues to be strong. We have grown our total assets by 17% in the last year and averaged a solid 4.49% tax equivalent margin for the full year 2004" continued Mr. McKinney.

      "Although we have made these fourth quarter earnings charges, our performance over the last several years, by any measures, has been outstanding", stated Chief Executive Officer, Tom Hawker. "We are well positioned to continue delivery of outstanding results to our shareholders and the communities we serve in the years ahead. This year has seen the continued expansion of our franchise and branch network with loan growth of $120 million or 16% and gross deposit growth of $145 million or 14%, net of a $20 million reduction in out of the area brokered deposits. We are especially pleased with our continued growth in the Fresno market, the opening of our 20th branch office in Downtown Fresno, and the start up of our wealth management services during 2004. Economic forecasts are for a robust Central Valley and we look forward to this favorable environment in which to continue to provide high quality service to our valued customer base, supporting the health and well being of the communities in which we operate, continuing the trend of excellent returns to our shareholders, and a challenging workplace for our team members" continued Mr. Hawker.

                      Fourth Quarter 2004 Earnings Charges
                      ------------------------------------

      As previously discussed, the Company recorded two earnings charges during the fourth quarter of 2004. The reason for these two charges in the fourth quarter are as follows:

      County Bank (the "Bank"), the primary subsidiary of CCOW, holds two Freddie Mac preferred stocks with par values of $3,000,000 and $6,710,000 and one Fannie Mae preferred stock with a $5,000,000 par value in its investment portfolio. Bank management has been closely following the market valuations of these stocks, which have been depressed for a significant amount of time, and has evaluated recent financial news on these agencies, and has now concluded that all three are other-than-temporarily impaired. As a result, a pre tax earnings charge on the $3,000,000 and $6,710,000 Freddie Mac and the $5,000,000 Fannie Mae stocks of $690,660, $1,617,110, and $1,401,400 respectively has been recorded. The after tax impact of these three write-downs total $2,151,319 has been recorded in the fourth quarter of 2004.

      The State of California Franchise Tax Board's Chief Council Announcement 2003-1 dated December 31, 2003 took the position that certain tax transactions related to Real Estate Investment Trusts (REIT's) would be disallowed by the Franchise Tax Board. For the years 2001 and 2002, the Bank recorded certain state tax savings related to the consent dividends declared by the REIT. Under California's Voluntary Compliance Initiative ("VCI") program that concluded on April 15, 2004, the bank paid taxes and interest relating to the years 2001 and 2002 REIT consent dividends and established a $1,563,000 receivable along with an offsetting $334,000 reserve, net of federal tax, for the pending refund claims that have yet to be filed. Management intends to actively pursue our rights for a state tax refund relating to this receivable under the legal and statutory processes available. However, during the fourth quarter of 2004, management wrote off into current period earnings the $1,563,000 state tax receivable less the $334,000 reserve or an after tax impact of $1,229,000. The write off of these amounts does not impact the ultimate outcome of the legal and statutory process, but is a conservative measure in that the final outcomes are uncertain as to amount of ultimate recovery and time frames required. The Company does not plan to record any benefits related to the REIT consent dividend going forward until the courts resolve this tax issue.

                               Earnings Discussion
                               -------------------

      Net earnings  were  $816,000 or $0.14 per share for the three months ended
December 31, 2004. This compares to earnings of $3,590,000 or $0.62 per share for the same period in 2003. Annualized return on average assets and return on average equity were 0.23% and 3.16% for the fourth quarter of 2004 compared with 1.21% and 16.44% for 2003.

      The 2004 fourth quarter earnings of $816,000 reflect a year over year decrease in earnings of $2,774,000 due primarily to the two earnings charges recorded in 2004, partially offset by a $1,908,000 improvement in net interest income. The increase in net interest income was driven by a $179,614,000 or a 17% increase in average interest earning assets. The net interest margin for the fourth quarter of 2004 was 4.47%, a decrease of 2 basis points from the 4.49% achieved during the same period during 2003. In comparing the 2004 to 2003 fourth quarter, other expenses increased by $673,000 due primarily to increases in salaries and benefits of $335,000 that were the result of management and support staff increases necessary to accommodate branch expansion and normal salary progression and a $76,000 increase in premises and occupancy expenses due primarily to branch expansion and remodel expenses. Our effective tax rate was 66% for the fourth quarter of 2004 compared with 34% for the fourth quarter of 2003. Income tax expense decreased $244,000 to $1,611,000 when compared to the $1,855,000 recorded during the same quarter in 2003. The increase in the 2004 tax rate is primarily attributable to the elimination of the tax benefit of the REIT consent dividend. Without these charges, the 2004 fourth quarter effective tax rate would have been 32%, a decrease of 2% from the level achieved in the fourth quarter of 2003. The primary reason for this reduction is an increased investment in Housing Tax Credit ("HTC") limited partnerships that is partially offset by a higher level of taxable operating income.

                                 Credit Quality
                                 --------------

      The Company's allowance for loan losses was $14,284,000 or 1.61% of total loans at December 31, 2004. Nonperforming assets totaled $4,455,000 or 0.31% of total assets and nonperforming loans stood at $4,395,000 or 0.50% of total loans. At December 31, 2004 the allowance for loan losses totaled 325% of nonperforming loans. This compares to an allowance for loan losses of $13,263,000 or 1.74% of total loans at December 31, 2003. At December 31, 2003, nonperforming assets totaled $4,047,000 or 0.33% of total assets, nonperforming loans totaled $3,987,000 or 0.52% of total loans and the allowance for loan losses totaled 333% of nonperforming loans. Included in non-performing loans at the end of 2004 were two commercial real estate loans totaling $3.2 million, which are secured by first deeds of trust with adequate margin between appraised value and the loan balance.

         Net charge-offs for the fourth quarter of 2004 were $747,000, which compares to $465,000 for the same period in 2003. Net charge-offs for the full year 2004 were $1,650,000, which compares to $1,326,000 for the same period in 2003. The increased charge-off activity in the fourth quarter and for the full year 2004 was primarily in the commercial and agricultural segment of the loan portfolio.

                              Book Values - Capital
                              ---------------------

The Company's capital at December 31, 2004 stood at $103,637,000 compared with $89,485,000 as of December 31, 2003. Book value and tangible book value per share totaled $17.89 and $17.63 as of December 31, 2004 as compared to $15.82 and $15.36 as of December 31, 2003. The Company's tangible leverage capital ratio stood at 8.30% at December 31, 2004, compared with 8.55% as of December 31, 2003. The Company's risk based capital ratio stood at 11.36% at December 31, 2004, compared with 11.57% as of December 31, 2003.

                             Forecasted Information
                             ----------------------

         Looking to the full year 2005, Chief Financial Officer R. Dale McKinney comments, "Although interest rates are anticipated to rise during the year, the forecast is based on existing interest rates since future interest rates can not be predicted with certainty. Our ALCO model indicates slight asset sensitivity; therefore if rates rise as predicted, forecasted margins should slightly improve. Tax equivalent margins averaged 4.47% for fourth quarter 2004 and are expected to decline during the year 2005 to an average tax equivalent margin in the 4.30% to 4.40% range. Loan loss accruals and net charge offs for 2005 are anticipated to remain at the same relative levels as during the year 2004. Our effective tax rate for 2005 is forecasted to rise slightly to the 33% to 34% range. For 2005, ROE is forecast to be 15% plus and growth in total assets of about 12%. As stated earlier, expense growth in the 10% to 12% range for 2005 is anticipated as infrastructure was added during the 2004 year in order to comply with provisions of both Sarbanes Oxley (SOX) and the Bank Secrecy Act (BSA), and in support of our continued branch and franchise expansion. After adding back the two previously announced fourth quarter 2004 earnings charges, a 12% to 14% earnings improvement over our 2004 year is forecasted, or fully diluted earnings per share in the $2.90 to $2.95 range. Risk based capital ratios are anticipated at 11.00% to 11.50% and leverage capital ratios are anticipated at 8.25% to 8.50% during the full 2005 year. These ratios are considered well capitalized by regulatory definitions."

                            Conference Call Recording
                            -------------------------

      Capital Corp of the West's year end 2004 earnings conference call is scheduled for January 26, 2005 at 7:00 am PDT. Investors have the opportunity to listen to a recording of the conference call by going the web site of the company www.ccow.com just after the call and following the instructions to play back the recorded conference call. The recording will be available on the web site for 30 days following the conference call.

                                   Safe Harbor
                                   -----------

      In addition to historical information, this release includes certain forward-looking statements regarding events and trends that may affect the Company's future results. Such statements are subject to risks and uncertainties that could cause the Company's actual results to differ materially. These factors include general risks inherent to commercial lending; risks related to asset quality; risks related to the Company's dependence on key personnel and its ability to manage existing and future growth; risks related to competition; risks posed by present and future government regulation and legislation; and risks resulting from federal monetary policy.

                              Reference Information
                              ---------------------

Capital Corp. of the West, a bank holding company established November 1, 1995, is the parent company of County Bank, which has more than 27 years of service as "Central California's Community Bank." Currently County Bank has twenty branch offices serving the counties of Fresno, Madera, Mariposa, Merced, Stanislaus, San Joaquin, San Francisco and Tuolumne. As of the latest FDIC data, County Bank has 6.5% market share in the six Central California counties in which it has retail branches. This ranks County Bank fifth out of thirty-nine banking institutions in this market area. For further information about the Company's financial performance, contact Tom Hawker, President & Chief Executive Officer at (209) 725-2276, or R. Dale McKinney Chief Financial Officer, at (209) 725-7435.

                            -Financial Tables Follow-
                            -------------------------

                            Capital Corp of the West
                        Consolidated Statements of Income
                                   (Unaudited)

(Dollars in thousands)                                For the Three                    For the Year
                                                       Months Ended                       Ended
                                                       December 31,                    December 31,
                                                    2004          2003              2004          2003
                                                    ----          ----              ----          ----
Interest income                                   $ 18,784      $ 16,217          $ 70,571      $ 62,413
Interest expense
                                                  --------       -------          --------      --------
Net interest income                                 14,198        12,290            53,474        46,160
Provision for loan losses                              670           551             2,671         2,455
Other income:
   Service charges on accounts                       1,479         1,416             6,134         5,480
   Loss on sale or impairment of securities         (3,708)           --            (3,665)           --
   All other income                                    990         1,480             3,936         4,697
Other expenses:
  Salaries and related benefits                      5,227         4,892            20,697        19,071
  Premises and occupancy                               913           837             3,446         2,946
  Equipment                                            825           999             3,186         3,335
  Professional fees                                    568           594             1,671         1,662
  Marketing                                            281           247             1,062           963
  Intangible amortization                              155           166               655           676
  Supplies                                             251           179               873           794
  Other expenses                                     1,642         1,276             6,145         5,938
                                                  --------       -------          --------      --------
Total other expenses                                 9,862         9,190            37,735        35,385
                                                  --------       -------          --------      --------
Income before income taxes                           2,427         5,445            19,473        18,497
Provision for income taxes                           1,611         1,855             7,150         4,857
                                                  --------       -------          --------      --------
NET INCOME                                        $    816       $ 3,590          $ 12,323      $ 13,640
                                                  ========       =======          ========      ========

                            Capital Corp of the West
                           Consolidated Balance Sheets
                                   (Unaudited)

(Dollars in thousands)                                                                      2004           2004
                                                                  At December 31,         Averages       Averages
                                                                 2004          2003          QTD            YTD
                                                                 ----          ----          ---            ---
    Assets
Cash and noninterest-bearing deposits in other banks         $   40,454    $   44,292    $   41,487    $    40,475
Federal funds sold                                               17,365         1,190        37,447         16,604
Time deposits at other financial institutions                     3,350           350         1,622            670
Investment securities available for sale, at fair value         269,189       275,403       266,182        272,221
Investment securities held to maturity at cost, fair
  value of $166,958 and $97,295 at December 31, 2004
  and 2003                                                      166,987        96,612       131,000        109,769
 Loans, net of allowance for loan losses of  $14,284 and
  $13,263 at December 31, 2004 and 2003                         870,809       750,989       837,354        799,049
Interest receivable                                               5,979         6,045         5,452          5,447
Premises and equipment, net                                      22,426        16,557        21,206         18,881
Intangible assets                                                 1,474         2,649         1,706          2,227
Cash value of life insurance                                     28,362        24,138        28,217         26,341
Investment in housing tax credit limited partnerships             8,623         8,717         8,700          8,664
Other assets                                                     12,906         7,600        10,440          9,175
                                                             ----------    ----------    ----------    -----------
    Total assets                                             $1,447,924    $1,234,542    $1,390,813    $ 1,309,523
                                                             ==========    ==========    ==========    ===========

    Liabilities and Shareholders' Equity
Deposits
  Noninterest-bearing demand                                 $  262,315    $  206,709    $  237,593    $   213,864
  Negotiable orders of withdrawal                               170,870       136,975       167,492        148,951
  Savings                                                       360,319       330,023       359,737        350,270
  Time, under $100                                              193,913       182,363       195,428        188,907
  Time, $100 and over                                           166,740       172,738       164,788        167,277
                                                             ----------    ----------    ----------    -----------
    Total deposits                                            1,154,157     1,028,808     1,125,038      1,069,269
Other borrowings and subordinated debentures                    180,615       109,313       156,685        138,081
Accrued interest, taxes and other liabilities                     9,515         6,936         5,892          5,081
                                                             ----------    ----------    ----------    -----------
    Total  liabilities                                        1,344,287     1,145,057     1,287,615      1,212,431
                                                             ----------    ----------    ----------    -----------

  Preferred stock, no par value; 10,000,000 shares
  authorized;  none outstanding                                      --            --            --             --
Common stock, no par value; 20,000,000 shares authorized;
  5,734,308 and 5,660,739 issued & outstanding at
  December 31, 2004 and 2003                                     57,295        54,228        56,746         55,554
Retained earnings                                                45,981        34,816        47,178         41,933
Accumulated other comprehensive income                              361           441          (726           (395)
                                                             ----------    ----------    ----------    -----------
    Total shareholders' equity                                  103,637        89,485       103,198         97,092
                                                             ----------    ----------    ----------    -----------
    Total liabilities and shareholders' equity               $1,447,924    $1,234,542    $1,390,813    $ 1,309,523
                                                             ==========    ==========    ==========    ===========

                           Loan Portfolio Composition

                                                    December 31                      December 31
(Dollars in thousands)                                 2004                              2003
                                                       -----                             ----
                                                               Percent                          Percent
Loan Categories:                            Dollar Amount     of loans      Dollar Amount       of loans
                                            -------------     --------      -------------       --------
Commercial                                     $217,524           25%         $ 195,588             25%
                                                 80,598            9             92,550             12
Real estate construction                         97,396           11             89,652             12
Real estate mortgage                            416,385           47            318,624             42
Consumer                                         73,190            8             67,838              9
                                               --------          ---          ---------            ---
Total                                           885,093          100%           764,252            100%
                                               --------          ===          ---------            ===
Less allowance for loan losses                  (14,284)                        (13,263)
                                               --------                       ---------
Net loans                                      $870,809                       $ 750,989
                                               --------                       ---------

                        Allowance for Loan Loss Activity

                                                     Year Ended December 31,
                                                  2004       2003         2002
                                                  ----       ----         ----
                                                        (In thousands)
Allowance for Loan Losses:
Balance at beginning of period                 $ 13,263    $ 12,134    $  9,743
                                               --------    --------    --------
Provision for loan losses                         2,671       2,455       4,151
                                               --------    --------    --------
Charge-offs                                      (2,296)     (1,995)     (2,589)
Recoveries                                          646         669         829
                                               --------    --------    --------
Net charge-offs                                  (1,650)     (1,326)     (1,760)
                                               --------    --------    --------
Balance at end of period                       $ 14,284    $ 13,263    $ 12,134
                                               ========    ========    ========

Loans outstanding at period-end                $885,093    $764,252    $633,733
                                               ========    ========    ========
Average loans outstanding                      $813,050    $687,419    $576,156
                                               ========    ========    ========

Annualized net charge-offs to average loans        0.20%      0.19%        0.31%
Allowance for loan losses
   To total loans                                  1.61%      1.74%        1.91%
   To nonperforming loans                           325%       333%         509%

                             Selected Financial Data

                                                 Three           Three            Twelve           Twelve
Capital Corp of the West                     Months Ended     Months Ended     Months Ended     Months Ended
Selected Financial Data                        12/31/04         12/31/03         12/31/04         12/31/03
                                             ---------------------------------------------------------------
Basic Earnings Per Share                        $ .14           $  .65            $ 2.15           $ 2.43
Diluted Earnings Per Share                      $ .14           $  .62            $ 2.06           $ 2.34
Annualized Return on:
Average Assets                                   0.23%            1.21%             0.94%            1.23%
Average Equity                                   3.16%           16.44%            12.69%           16.43%
Net Interest Margin                              4.47%            4.49%             4.49%            4.53%
Efficiency Ratio                                   75%              59%               62%              62%
-----------------------------------------------------------------------------------------------------------
Annualized Net Charge-offs  to
  Average Loans                                  0.35%            0.20%             0.25%            0.19%

                        Capital / Shareholder information

                                             December 31,      December 31,
                                                2004               2003
                                                ----               ----

Book Value Per Share                           $17.89             $15.82
Tangible Book Value Per Share                  $17.63             $15.36

Leverage Capital Ratio                           8.47%              8.55%
Risk Based Capital Ratio                        11.56%             11.57%

                              Nonperforming Assets

                                            December 31      December 31
                                                2004             2003
                                                ----             ----
                                                    (In thousands)

Nonaccrual loans                               $4,395           $3,987
Accruing loans past due 90 days or more            --               --
                                               ------           ------
  Total nonperforming loans                     4,395            3,987
Other real estate owned                            60               60
                                               ------           ------
  Total nonperforming assets                   $4,455           $4,047
                                               ======           ======

Nonperforming loans to total loans              0.50%            0.52%
Nonperforming assets to total assets            0.31%            0.33%